UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                December 9, 1997


                         TRICON GLOBAL RESTAURANTS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    North Carolina                   1-13163                13-3951308
-----------------------------    ----------------     ----------------------
(State or other jurisdiction     (Commission          (IRS Employer
of incorporation)                File Number)         Identification No.)


                 1441 Gardiner Lane, Louisville, Kentucky 40213
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               (Address of principal executive offices) (Zip Code)


                                 (502) 456-8300
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              (Registrant's telephone number, including area code)


                                       N/A
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          (Former name or former address, if changed since last report)


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Item 5.   OTHER EVENTS

          On December 9, 1997, Tricon Global Restaurants, Inc. issued a press release with respect to certain strategic actions to be taken during the fourth quarter to dramatically refocus its business. A copy of such press release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

         (c)   Exhibits

               99 Press Release dated December 9, 1997 from Tricon Global Restaurants, Inc.






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        TRICON GLOBAL RESTAURANTS, INC.
                              --------------------------------------------------
                                               (Registrant)


Date:     December 9, 1997    /s/  Robert L. Carleton
                              --------------------------------------------------
                              Senior Vice President and
                              Controller and Chief Accounting Officer




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
                                                                      Exhibit 99

      Tricon Global Restaurants Announces Fourth Quarter Strategic Actions

(Louisville, KY, December 9, 1997) - Tricon Global Restaurants (NYSE:YUM) today announced that it will take one-time charges of approximately $530 million ($425 million after-tax or $2.79 per share) in its fourth quarter to dramatically refocus its business. The actions will have a one-time negative impact on earnings for the year. The after-tax charge is largely non-cash and is expected to have a favorable effect on future cash flows.

Andrall E. Pearson, Chairman and CEO, commented: "Our commitment to shareholders was to take decisive action to drive cash flow and execute a more focused operating strategy. This charge reflects that commitment. The actions underlying the charge primarily address Tricon's two biggest strategic issues: (1) domestically, we are strengthening Pizza Hut's asset base by closing or refranchising marginal stores and, (2) internationally, we are focusing to build scale in high growth company markets. The charge will cover closure of underperforming stores over the next year, writing-down to market value the carrying value of some of the stores that we intend to refranchise, revaluation of some other investment assets and reducing the overhead costs related to these operations."

Mr. Pearson continued: "Tricon will end 1997 strongly with low double-digit growth in Operating Profit, before facility action net gains and these charges, to about $660 million. We regard this as a good start for Tricon in its initial transition as a freestanding company particularly given the adverse currency impacts of recent months. Our 1998 earnings estimates remain essentially unchanged reflecting a major improvement over 1997. Moreover, we expect to continue to grow Operating Profit at least at a low double-digit rate. The actions we are taking in the quarter will provide significant benefits in 1998. We now have the much-needed flexibility to make investments in systems technology, including Year 2000, and to cover the potential adverse effects of currency changes in Asia where we will continue our long-term market development. Additionally, by being decisive now, we are accelerating certain asset disposal decisions into 1997 that will give us the potential for a higher level of facility action net gains next year. Our asset base continues to give us unsurpassed financial flexibility in the restaurant industry."

"We are confident these actions will improve our return on assets and cash flow and result in annual earnings growth in the mid-teens on average over the next five years."

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Details of the Charge
                                      U.S.                       Int'l
                                 ----------- ---------    ----------- ----------
                                             $MM                        $MM
                                 Units       pre-tax        Units       pre-tax
Stores to be refranchised        362         75             305           74
Stores to be closed              598         139            143           73
Other asset write-downs           n/a        12              n/a        128
Other actions                     n/a          9             n/a          20
                                 ----        ---            ----        ----
  Total                          960         235            448         295
                                 ===         ===            ===         ===


This announcement contains forward-looking statements that estimate future benefits from strategic actions and full-year earnings per share performance. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could materially impact actual performance. Factors that can cause actual results to differ are economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, and fluctuations in commodity prices.

Contact:  Lynn Tyson, Vice President Investor Relations, 502/456-8617




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